Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551

COTHERIX ANNOUNCES FIRST FULL QUARTER OF VENTAVIS SALES

-Company Reports Strong Initial Uptake of Ventavis for PAH-

South San Francisco, Calif., August 3, 2005. CoTherix, Inc. (Nasdaq: CTRX) today reported results for its second quarter ended June 30, 2005. Net product sales for the quarter were $4.1 million, which represents the first full quarter of sales of the Company’s Ventavis® (iloprost) Inhalation Solution, which became commercially available on March 22, 2005.

“We’re delighted by patient response and are proud to have delivered on our mission to provide the first inhaled prostacylin therapy to the PAH community,” said Donald J. Santel, Chief Executive Officer of Cotherix, Inc. “Through the development strategy we’ve laid out, we intend to reinforce our leadership position in inhaled therapies for PAH, making Ventavis more convenient for patients.”

Second Quarter Accomplishments

•	Recorded $4.1 million in net product sales during the quarter.

•	Attained broad coverage for Ventavis from private insurance plans.

•	Received preliminary reimbursement codes for Ventavis from the Center for Medicare and Medicaid Services. Effective July 1, 2005, it became mandatory for state Medicaid programs to reimburse Ventavis.

•	Filed two supplemental New Drug Applications (sNDA) with the Food and Drug Administration (FDA). In April, the company submitted a sNDA for the STEP data, in order to expand the Ventavis label, and filed for approval of the I-Neb™, a hand-held, battery operated, pulmonary delivery device, which is targeted for launch at the end of the year.

•	Reported clinical data from three abstracts at the American Thoracic Society Meeting that highlighted the efficacy and safety profile of Ventavis.

•	Initiated a Phase II trial for Ventavis for an expanded indication in pulmonary hypertension associated with idiopathic pulmonary fibrosis (IPF).

•	Entered into an agreement with Quadrant Drug Delivery, Limited, to develop an extended-release formulation to reduce the frequency and duration of dosing of Ventavis.

Financial Results

For the second quarter of 2005, the net loss was $6.3 million, or $0.26 per share, compared to a net loss of $12.0 million, or $11.53 per share, for the same period in 2004.

Cost of goods sold for the second quarter of 2005 was $1.1 million, or 26% of net product sales. Operating expenses, including cost of goods sold, were $10.9 million, compared to $12.0 million for the comparable period in 2004.

Selling, general and administrative expenses were $5.8 million for the second quarter of 2005 compared to $2.0 million in the same period in 2004. The increase was a result of sales and marketing activities related to the Ventavis launch and expansion of the employee base to support overall corporate growth, including the commercialization of Ventavis and the impact of CoTherix becoming a public company in October 2004.

Research and development expenses were $2.7 million during the second quarter of 2005 compared to $6.2 million in the second quarter of 2004. This decrease in 2005 expenses was attributable to the high 2004 costs associated with obtaining regulatory approval for Ventavis, as well as higher clinical trial costs.

Amortization of employee stock-based compensation, a non-cash expense, totaled $1.0 million for the second quarter of 2005, compared to $3.8 million in the same period of 2004.

As of June 30, 2005, CoTherix had cash and cash equivalents and securities available-for-sale of $55.3 million. During the quarter, the company made a $9.0 million milestone payment to Schering AG, plus certain interest payments, related to the December 29, 2004 FDA marketing approval for Ventavis.

Financial Outlook

For 2005, the Company expects net product sales for Ventavis to be between $14.0 million and $16.0 million, cost of goods sold to be in the range of 26% to 30% of net product sales and total operating expenses, at these projected revenue levels, to be between $50.0 million and $55.0 million. This operating expense guidance includes recognition of certain costs that will be incurred if FDA approval is granted for the I-Neb device. Upon such approval, we will record estimates of the costs to transition patients to the new device and write down certain Ventavis inventory. Cash and investments are expected to be in the range of $28.0 million to $33.0 million at the end of 2005.

CoTherix’s management team will host a conference call to review its operating results for the second quarter of 2005 and to provide financial guidance. A live webcast of the conference call on August 3rd at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the Company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906; international: (706) 634-0903. The passcode for both domestic and international callers is 8200290. A replay of the conference call will be available until 5:00 p.m. PT on August 17, 2005 at the following numbers: domestic: (800) 642-1687; international: (706) 645-9291. The passcode for both domestic and international callers is 8200290.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix’s Ventavis® (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms (World Health Organization Group I). Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG, Germany. More information can be found at www.cotherix.com and www.4Ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding our development strategy and our ability to fund and achieve our development goals; our ability to improve prostacyclin therapy, make it more convenient and reinforce our leadership position in inhaled therapies for PAH; our supplemental NDA’s; our Phase II trial of Ventavis for the potential treatment of pulmonary hypertension associated with IPF; our goal of expanding the Ventavis label; the development of an extended-release formulation of Ventavis and the potential to reduce the frequency and duration of dosing of Ventavis; the potential for delivery, and for shortening delivery times, using the I-Neb handheld device, the technological capability of that device, its anticipated approval by the FDA and its targeted launch date; and our guidance regarding net product sales, cost of goods sold and total operating expenses for 2005, costs estimated for device upgrades and inventory write downs, and regarding the expected levels of our cash and investments at the end of 2005. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. We can not guarantee that any product, device or expanded indication will receive FDA or other regulatory approval or that we will seek any such approval. Our actual results and other events could differ materially from our expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the “Risk Factors and Other Uncertainties” section of our 10-Q filed on May 16, 2005.

CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Product sales, net	$4,141	$—	$4,486	$—

Operating expenses:
Cost of goods sold	1,080	—	1,171	—
Acquired product rights	225	—	450	150
Research and development	2,715	6,217	5,163	8,505
Selling, general and administrative	5,819	1,994	10,668	3,778
Amortization of employee stock-based compensation	1,020	3,825	2,074	5,459

Total operating expenses	10,859	12,036	19,526	17,892

Loss from operations	(6,718)	(12,036)	(15,040)	(17,892)
Interest income, net	435	95	652	173

Net loss	(6,283)	(11,941)	(14,388)	(17,719)

Accretion to redemption value of redeemable convertible preferred stock	—	(18)	—	(37)

Deemed dividend upon issuance of Series C redeemable convertible preferred stock attributable to common stockholders	—	—	—	(24,987)

Net loss attributable to common stockholders	$(6,283)	$(11,959)	$(14,388)	$(42,743)

Basic and diluted net loss per share attributable to common stockholders	$(0.26)	$(11.53)	$(0.63)	$(46.42)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	23,887,250	1,037,538	22,818,663	920,846

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$16,542	$43,251
Securities available-for-sale	38,788	—
Accounts receivable, net	1,482	—
Inventory, net	1,384	—
Prepaids and other current assets	1,792	876

Total current assets	59,988	44,127

Restricted cash	95	144
Property and equipment, net	1,294	1,139
Acquired product rights, net	8,550	9,000

Total assets	$69,927	$54,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$5,767	$4,207
Accrued acquired product rights	—	9,000
Long-term liabilities	244	299
Total stockholders’ equity	63,916	40,904

Total liabilities and stockholders’ equity	$69,927	$54,410

(1)	The condensed balance sheet as of December 31, 2004 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.